EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements of Broadwind Energy, Inc.  (Nos. 333-176066 and 333-159487) on Form S-3 and (Nos. 333-160039, 333-181168, 333-181170, 333-181901, 333-190311, and 333-203736) on Form S-8 of Broadwind Energy, Inc. of  our independent auditors’ report dated February 27, 2017 with respect to the balance sheets of Red Wolf Company, LLC as of December 31, 2016 and 2015, and the related statements of income and members’ equity and statements of cash flows for the years then ended which report appears in the Form 8-K of Broadwind Energy, Inc. dated August 11, 2017.

/s/ Moore Beauston Woodham LLP

Hartsville, South Carolina

August 11, 2017